EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Meta Financial Group, Inc. Employee Benefits Committee
MetaBank Profit Sharing 401(k) Plan:

We consent to the incorporation by reference in the registration statements on Form S-8 of Meta Financial Group, Inc., pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333-22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, and No. 333-151604), of our report dated April 18, 2012 with respect to the statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan as of September 30, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended September 30, 2011, and the supplemental schedule of Schedule H, line 4i – schedule of assets (held at year end) as of September 30, 2011, which report appears in the September 30, 2011 annual report on Form 11-K of the MetaBank Profit Sharing 401(k) Plan.

April 18, 2012
Des Moines, Iowa